Exhibit 99.1

January 16, 2014

FIRST CLASS MAIL

Depository Trust Corporation

Attention: Voluntary Reorg.

P.O. Box 20

Bowling Green Station

New York, New York 10274-0020

Re:	Notice of Redemption of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, of First Citizens Banc Corp. CUSIP No. 319459 30 1

Dear Sir/Madame:

NOTICE IS HEREBY GIVEN that First Citizens Banc Corp (“FCZA”) is redeeming all 23,184 of its outstanding Fixed Rate Cumulative Perpetual Preferred Shares, Series A (the “Series A Preferred Shares”) pursuant to Section 5 of the Standard Provisions set forth in Annex A to Section I of Article FOURTH of the Articles of Incorporation of FCZA. The effective date of the redemption of the Series A Preferred Shares is February 15, 2014 (the “Redemption Date”). The redemption price (the “Redemption Price”) of each Series A Preferred Share as of that date is $1,012.50, calculated pursuant to Section of I of Article FOURTH of the Articles of Incorporation of FCZA as the sum of (i) the Liquidation Amount of each Series A Preferred Share ($1,000) plus (ii) accrued and unpaid dividends from November 15, 2013 to, but excusing, the Redemption Date ($12.50).

Certificates representing the Series A Preferred Shares, accompanied by proper instruments of assignment and transfer if payment is to be made other than to the registered holder(s), shall be surrendered for redemption at the following place:

By Mail or Overnight Courier

Illinois Stock Transfer Company

433 S. Carlton Avenue

Wheaton, Illinois 60187

Delivery of the foregoing instruments and documents to any other address shall not constitute valid delivery. [If your Series A Preferred Shares are held in book entry form through The Depository Trust Corporation, no certificate need be surrendered.]

On or before the Redemption Date, FCZA will deposit with U.S. Bank National Association, a national banking association, the aggregate Redemption Price for the outstanding Series A Preferred Shares, in trust for the pro rata benefit of the holders of the outstanding Series A Preferred Shares called for redemption. On and after the Redemption Date, dividends shall cease to accrue on all Series A Preferred Shares, all Series A Preferred Shares shall no longer be deemed outstanding and all rights with respect to such Series A Preferred Shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from February 15, 2014, without interest.

Any funds deposited by FCZA and unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by law, be released to FCZA, after which time the holders of the Series A Preferred Shares shall look only to FCZA for payment of the Redemption Price of the Series A Preferred Shares.

If you have any questions regarding the redemption of your Series A Preferred Shares, please contact James E. McGookey at 419-627-4690.

Very truly yours,

James O. Miller

President and Chief Executive Officer